Exhibit 10.10

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

GENENTECH, INC.

AND

DENALI THERAPEUTICS INC.

AS OF JUNE 17, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	“ACCOUNTING STANDARD”	1
1.2	“AFFILIATE”	1
1.3	“ALLIANCE MANAGER”	2
1.4	“APPLICABLE LAWS”	2
1.5	“BUSINESS DAY(S)”	2
1.6	“CLINICAL TRIAL”	2
1.7	“COMMERCIALLY REASONABLE EFFORTS”	2
1.8	“COMPANY COMPOUND”	2
1.9	“COMPANY PRODUCT”	2
1.10	“COMPOUND”	2
1.11	“CONFIDENTIAL INFORMATION”	3
1.12	“CONTROL(S)” OR “CONTROLLED”	3
1.13	“COVERS” OR “COVERED BY”	3
1.14	“DATA PACKAGE”	3
1.15	“DENALI CONFIDENTIAL INFORMATION”	3
1.16	“DENALI IP”	3
1.17	“DENALI MARKS”	3
1.18	“DEVELOPMENT REPORTS”	3
1.19	“DISPUTE”	3
1.20	“EMA”	4
1.21	“EU”	4
1.22	“FDA”	4
1.23	“FIELD”	4
1.24	“FILING” OR “FILED”	4
1.25	“FIRST COMMERCIAL SALE”	4
1.26	“FIRST MILESTONE”	4
1.27	“GENENTECH COMPOUND”	4
1.28	“GENENTECH CONFIDENTIAL INFORMATION”	4
1.29	“GENENTECH PRODUCT”	4
1.30	“GLP TOXICOLOGY STUDY”	4
1.31	“IND”	4
1.32	“KNOW-HOW”	4
1.33	“LICENSED IP”	4
1.34	“LICENSED KNOW-HOW”	5
1.35	“LICENSED PATENT RIGHTS”	5
1.36	“LICENSED PRODUCT(S)”	5
1.37	“LOSSES” HAS THE MEANING SET FORTH IN SECTION 9.1.	5
1.38	“LRRK2”	5
1.39	[***]	5

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i

1.40	[***]	5
1.41	“MARKETING APPROVAL”	5
1.42	“MILESTONE EVENT”	5
1.43	“NET SALES”	5
1.44	“PARKINSON’S DISEASE”	5
1.45	“PATENT(S)”	5
1.46	“PATENT RIGHTS”	5
1.47	“PERSON”	5
1.48	“PHASE I CLINICAL TRIAL”	6
1.49	“PHASE II CLINICAL TRIAL”	6
1.50	“PHASE III CLINICAL TRIAL”	6
1.51	“PROFILED”	6
1.52	“REGULATORY AUTHORITY”	6
1.53	“REVERSION TECHNOLOGY”	6
1.54	“RFN”	6
1.55	[***]	6
1.56	[***]	6
1.57	“SUBLICENSEE”	6
1.58	“TERRITORY”	6
1.59	“THIRD PARTY”	6
1.60	“TECHNOLOGY TRANSFER PLAN”	7
1.61	“TECHNOLOGY TRANSFER TERM”	7
1.62	“TERM”	7
1.63	“UNITED STATES”	7
1.64	“VALID CLAIM PRODUCT”	7
1.65	“VALID PATENT CLAIM”	7

ARTICLE 2 RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS		7

2.1	EXCLUSIVE DENALI RIGHT	7
2.2	DENALI DILIGENCE	7
2.3	TECHNOLOGY TRANSFER	7
2.4	ALLIANCE MANAGEMENT	8
2.5	MANUFACTURING AND SUPPLY	8
2.6	GOVERNANCE	8

ARTICLE 3 LICENSE GRANTS		8

3.1	DENALI PATENT LICENSE	8
3.2	DENALI KNOW-HOW LICENSE	8
3.3	GENENTECH RETAINED RIGHTS	9
3.4	NO IMPLIED LICENSES	9
3.5	SUBLICENSE RIGHT	9

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

ARTICLE 4 PAYMENTS BY DENALI TO GENENTECH		10

4.1	UP-FRONT PAYMENT	10
4.2	TECHNOLOGY TRANSFER FEE AND COST	10
4.3	MILESTONE PAYMENTS FOR LICENSED PRODUCTS	10
4.4	MILESTONES FOR COMPANY COMPOUND	11
4.5	SINGLE MILESTONE PAYMENT	11
4.6	MAXIMUM PAYMENT FOR CLINICAL TRIALS	12
4.7	TRUE-UP [***]	12
4.8	RETROACTIVE MILESTONE PAYMENTS	12
4.9	ROYALTIES FOR VALID CLAIM GENENTECH PRODUCTS	12
4.10	ROYALTIES FOR VALID CLAIM COMPANY PRODUCTS	13
4.11	ROYALTIES FOR NON-VALID CLAIM, ACQUIRED COMPANY COMPOUND PRODUCTS	13
4.12	ROYALTIES FOR NON-VALID CLAIM, DENALI-GENERATED COMPANY COMPOUND PRODUCTS	13
4.13	ROYALTIES FOR NON-VALID CLAIM GENENTECH PRODUCTS	14
4.14	KNOW-HOW ROYALTIES FOR GENENTECH PRODUCTS ACHIEVING ORPHAN DRUG EXCLUSIVITY (“ORPHAN GENENTECH PRODUCTS”)	14
4.15	MILESTONE AND ROYALTY OFFSETS	14
4.16	TIMING OF ROYALTY PAYMENTS	15
4.17	NO DEDUCTIONS FROM PAYMENTS	15
4.18	SINGLE ROYALTY	15
4.19	ROYALTY TERM	15

ARTICLE 5 REPORTS, AUDITS, AND FINANCIAL TERMS		16

5.1	NET SALES DEFINITION	16
5.2	REPORTS	17
5.3	ADDITIONAL FINANCIAL TERMS	17
5.4	ACCOUNTS AND AUDIT	18

ARTICLE 6 INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT		19

6.1	PROSECUTION, MAINTENANCE AND ENFORCEMENT	19
6.2	TRADEMARKS	21
6.3	[***]	21

ARTICLE 7 TERM AND TERMINATION		21

7.1	TERM	21
7.2	TERMINATION	21
7.3	EFFECT OF TERMINATION OR EXPIRATION; EFFECT OF TERMINATION PRIOR TO PAYMENT OF FIRST MILESTONE	22
7.4	EFFECT OF TERMINATION UNDER SECTION 7.2.1 OR 7.2.2 AFTER PAYMENT OF FIRST MILESTONE	23
7.5	CONTINUING OBLIGATIONS	25

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7.6	SURVIVAL	25

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		25

8.1	GENENTECH REPRESENTATIONS	25
8.2	DENALI REPRESENTATIONS	26
8.3	EXCLUSIONS	27
8.4	DISCLAIMER	27

ARTICLE 9 INDEMNIFICATION		27

9.1	INDEMNIFICATION BY DENALI	27
9.2	INDEMNIFICATION BY GENENTECH	28
9.3	PROCEDURE	28
9.4	INSURANCE	28
9.5	LIMITATION ON DAMAGES	29

ARTICLE 10 CONFIDENTIALITY		30

10.1	CONFIDENTIAL INFORMATION	30
10.2	EXCEPTIONS	30
10.3	DISCLOSURES AND PUBLIC ANNOUNCEMENTS	31
10.4	TERMINATION	32
10.5	TERMINATION OF PRIOR AGREEMENTS	32
10.6	PUBLICATION	32

ARTICLE 11 DISPUTE RESOLUTION		32

11.1	INTERNAL RESOLUTION	32
11.2	ARBITRATION	33
11.3	SUBJECT MATTER EXCLUSIONS	34

ARTICLE 12 MISCELLANEOUS		35

12.1	ASSIGNMENT AND DELEGATION	35
12.2	ENTIRE AGREEMENT	35
12.3	AMENDMENTS	35
12.4	APPLICABLE LAW	35
12.5	FORCE MAJEURE	35
12.6	SEVERABILITY	35
12.7	NOTICES	36
12.8	USE OF NAMES	36
12.9	INDEPENDENT CONTRACTOR	36
12.10	WAIVER	36
12.11	INTERPRETATION	37
12.12	COUNTERPARTS	37

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EXHIBITS

Exhibit A	Genentech Compounds

Exhibit B	Licensed Patent Rights

Exhibit C	Technology Transfer Plan

Exhibit D	Definition of Parkinson’s Disease

Exhibit E	LRRK2 Binding Assay

Exhibit F	Agreements Related to the Materials and Reports in Exhibit C

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EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made and entered into as of the 17th day of June, 2016 (the “Effective Date”) by and between Denali Therapeutics Inc., a Delaware corporation with a principal place of business at 201 Gateway Blvd., South San Francisco, CA 94080 (“Denali”) and Genentech, Inc., a Delaware corporation, with offices located at 1 DNA Way, South San Francisco, CA 94080 (“Genentech”). Denali and Genentech are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Genentech possesses certain expertise and technologies related to proprietary small molecule compounds which bind to and inhibit Leucine-Rich Repeat Kinase 2 (LRRK2);

WHEREAS, Denali is a biotechnology company with expertise and capability in developing human therapeutics; and

WHEREAS, Genentech and Denali wish to enter into an exclusive licensing arrangement whereby Denali will have exclusive rights to research, develop and commercialize certain Genentech compounds in the treatment of neurological disorders in exchange for upfront, milestone and royalty payments.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounting Standard” means the International Financial Reporting Standards or the United States generally accepted accounting principles, actually in use by Denali and consistently applied.

1.2 “Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof. Notwithstanding the foregoing, for purposes of this Agreement, Chugai Pharmaceutical Co., Ltd (for purposes of this definition, “Chugai”) and FMI Medicine, Inc. (for purposes of this definition, “FMI”), and all business entities controlled by Chugai or FMI, shall not be considered Genentech Affiliates, unless and until Genentech elects to include one or more of such business entities as a Genentech Affiliate, by providing written notice to Denali of such election.

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1.3 “Alliance Manager” has the meaning set forth in Section 2.4.

1.4 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government or regulatory authority, or court of competent jurisdiction.

1.5 “Business Day(s)” means any day, other than a Saturday, Sunday or a day on which commercial banks located in San Francisco are authorized or required by law or regulation to close.

1.6 “Clinical Trial” means either a Phase I Clinical Trial, a Phase II Clinical Trial, or Phase III Clinical Trial.

1.7 “Commercially Reasonable Efforts” means, with respect to research, development and commercialization of a product, Denali’s use of those efforts and resources, consistent with the exercise of prudent scientific and business judgment, as are applied by Denali to other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, probability of technical success, technical and regulatory profile, market and data exclusivity and patent protection, in a particular geographic locale.

1.8 “Company Compound”

means a compound that is either:

(i)	Covered by the Licensed Patent Rights during the Term (other than a Compound that is also a Genentech Compound);

(ii)	Controlled or owned by Denali [***] and was first synthesized and Profiled by or on behalf of Denali [***];

(iii)	acquired or licensed by Denali from a Third Party [***]; or

(iv)	developed by Denali during [***] using Genentech Compounds or Genentech Know-How, and was first synthesized and Profiled by Denali [***];

provided that in the case of each of (ii), (iii), and (iv), such compound has a molecular weight equal to or less than [***] and (a) binds to and inhibits LRRK2 with a potency of [***] in the LRRK2 [***] Assay (attached hereto as Exhibit E), the result of which is independently determined by a Third Party and (b) was not first acquired, licensed or synthesized and Profiled in association with a target other than LRRK2.

1.9 “Company Product” means a Licensed Product incorporating a Company Compound.

1.10 “Compound” means either a Company Compound or a Genentech Compound.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.11 “Confidential Information” means (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, including any Licensed Know-How, during the Term and whether provided orally, electronically, visually, or in writing; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement. Confidential Information shall not include, to the extent a Party can demonstrate, through its contemporaneous written records, information and materials (a) known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement; (b) received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information; (c) independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party as evidenced by written records; and (d) released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.12 “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date or during the Term, of (i) with respect to materials, data or information, physical possession or the right to such physical possession of those items, with the right to provide them to Third Parties or to the other Party; and (ii) with respect to intellectual property rights, rights sufficient to grant the applicable license(s) or sublicense(s) under this Agreement, without violating the terms of any agreement with any Third Party or incurring any payment obligations to a Third Party.

1.13 “Covers” or “Covered by” or the like, with reference to a particular Compound or Licensed Product means that the making, using, selling, offering for sale, or importing of such Compound or Licensed Product would, but for ownership of, or a license granted under this Agreement to, the relevant Patent infringe a Valid Patent Claim within the Licensed Patent Rights in the country in which the activity occurs.

1.14 “Data Package” has the meaning set forth in Section 7.4.2.

1.15 “Denali Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Denali to Genentech or Genentech’s designees.

1.16 “Denali IP” means any Patents or Know-How developed by or on behalf of Denali hereunder and necessary or useful to make, use, sell, offer for sale or import Licensed Products.

1.17 “Denali Marks” has the meaning set forth in Section 6.2.

1.18 “Development Reports” has the meaning set forth in Section 2.6.

1.19 “Dispute” means any controversy, claim or legal proceeding between the Parties arising out of or relating to this Agreement, including, without limitation, any breach, termination, or invalidity thereof.

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1.20 “EMA” means the European Medicines Agency, or any successor thereto.

1.21 “EU” means the European Union or any successor organization, including any of its member countries.

1.22 “FDA” means the U.S. Food and Drug Administration or corresponding governmental authority in another country, or any successor thereto.

1.23 “Field” means all uses.

1.24 “Filing” or “Filed” with respect to an application for Marketing Approval means that such application has been filed with the appropriate Regulatory Authority and, consistent with the current practices of the FDA or such other Regulatory Authority, such Regulatory Authority has made a determination that the application for Marketing Approval is sufficiently complete to permit a substantive review.

1.25 “First Commercial Sale” means, with respect to a particular Licensed Product in a given country, the first bona fide arm’s length commercial sale of such Licensed Product following Marketing Approval in such country by or under authority of Denali to a Third Party.

1.26 “First Milestone” means the first milestone event to occur under Section 4.3.

1.27 “Genentech Compound” means a compound that is listed on Exhibit A.

1.28 “Genentech Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Genentech to Denali or its designees.

1.29 “Genentech Product” means a Licensed Product incorporating a Genentech Compound.

1.30 “GLP Toxicology Study” means a toxicology study conducted in accordance with the then current FDA regulations and guidelines for “Good Laboratory Practice,” as promulgated by the FDA under 21 CFR Part 58, as amended from time to time, or any foreign equivalents thereto in the country in which laboratory studies are conducted.

1.31 “IND” means an “Investigational New Drug Application” Filed by or on behalf of Denali with the FDA pursuant to 21 C.F.R. 312.23 before commencing clinical trials with a Licensed Product, or any comparable Filing with a relevant Regulatory Authority in a country other than the United States, together with any additions, deletions and supplements thereto.

1.32 “Know-How” means scientific or other technical information, including, without limitation, chemical structures, crystal structures, draft publications, data, assays, sequences, protocols, methods, processes, techniques, models, designs and databases. Know-How shall not include any Patents.

1.33 “Licensed IP” means the Licensed Patent Rights and the Licensed Know-How.

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1.34 “Licensed Know-How” means the Know-How listed on Exhibit C, as may be amended pursuant to Section 3.2.

1.35 “Licensed Patent Rights” means (i) Patents described in Exhibit B, (ii) any patent(s) issuing anywhere in the world from any application (including, but not limited to, divisionals, continuations, continuations-in-part and renewals) that claims priority (directly or indirectly) to, or common priority with, the patent or patent application of (i); (iii) any patents that are reissues, reexaminations, extensions, or foreign counterparts of any of the foregoing; and (iv) any application from which any of the foregoing patents issue.

1.36 “Licensed Product(s)” means any product incorporating a Compound.

1.37 “Losses” has the meaning set forth in Section 9.1.

1.38 “LRRK2” means a naturally occurring Leucine-rich repeat kinase 2 protein, including human and non-human versions thereof and wild-type and mutants (variants) thereof, as well as domain truncations thereof; full-length or domain truncated LRRK2 in the presence of ligands; full-length or domain truncated LRRK2 having additional tags and tag locations; and full-length or domain truncated LRRK2 reconstituted under different solubilization conditions. For clarity, LRRK2 mutants include, [***].

1.39 [***]

1.40 [***]

1.41 “Marketing Approval” means all approvals (including pricing approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products in a country or regulatory jurisdiction.

1.42 “Milestone Event” means a milestone event set forth in Section 4.3.

1.43 “Net Sales” has the meaning set forth in Section 5.1.

1.44 “Parkinson’s Disease” means the disease described on Exhibit D.

1.45 “Patent(s)” means a patent or a patent application, including any divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.46 “Patent Rights” has the meaning set forth in Section 6.3.

1.47 “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

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1.48 “Phase I Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans designed with the principal purpose of determining the safety, dosing, metabolism, and/or pharmacologic actions of such Licensed Product in normal volunteer subjects or patients for the indication(s) being studied, as further defined in 21 C.F.R. § 312.21(a); or similar clinical study in a country other than the United States; or dosing or treatment of any human(s) by, for, or enabled by Denali under an IND, an academic grant or through any other source of funding.

1.49 “Phase II Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans designed with the principal purpose of determining initial efficacy of such Licensed Product in patients for the indication(s) being studied, as further defined in 21 C.F.R. § 312.21(b); or similar clinical study in a country other than the United States.

1.50 “Phase III Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication and at the time of initiation the primary intention is to be sufficient to obtain Marketing Approval to market and sell that Licensed Product in the United States or another country for the indication being investigated by the study, as further defined in 21 C.F.R. § 312.21(c); or a similar clinical study in a country other than the United States.

1.51 “Profiled” means the physical characterization of a Compound using at least one biological or chemical assay related to LRRK2.

1.52 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction of the world that grants Marketing Approval.

1.53 “Reversion Technology” has the meaning set forth in Section 7.4.3.

1.54 “RFN” has the meaning set forth in Section 7.4.

1.55 [***]

1.56 [***]

1.57 “Sublicensee” means any Third Party which enters into an agreement with Denali involving the grant to such Third Party of any rights under the licenses granted to Denali under this Agreement, in accordance with Section 3.5.

1.58 “Territory” means the entire world.

1.59 “Third Party” means a Person other than Genentech and Denali and their respective Affiliates.

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1.60 “Technology Transfer Plan” means the plan attached as Exhibit C as of the Effective Date.

1.61 “Technology Transfer Term” means the period commencing on the Effective Date and expiring [***] following the Effective Date.

1.62 “Term” has the meaning set forth in Section 7.1.

1.63 “United States” means the United States of America, its territories and possessions as of the Effective Date, including the Commonwealth of Puerto Rico.

1.64 “Valid Claim Product” means, with respect to a particular country, a Licensed Product for which either (a) the sale in, manufacture in or importation to that country would, but for the license granted by Genentech to Denali, infringe a Valid Patent Claim in the Licensed IP in such country, or (b) there exists a Valid Patent Claim in the Licensed IP in such country that claims a use of the Licensed Product for which Denali has obtained Marketing Approval in such country and such use would, but for the license granted by Genentech to Denali, infringe such Valid Patent Claim in the Licensed IP in such country.

1.65 “Valid Patent Claim” means a claim of an issued and unexpired patent in the Licensed IP that has not been (i) disclaimed, (ii) dedicated to the public, (iii) abandoned or (iv) declared invalid, unenforceable or revoked by a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1 Exclusive Denali Right. Denali has the sole right and responsibility for, and control over, all research, development, manufacturing and commercialization activities, including all regulatory activities, with respect to Licensed Products.

2.2 Denali Diligence. For a period of three (3) years from the Effective Date, Denali shall use Commercially Reasonable Efforts to research, develop, and commercialize at least one Licensed Product.

2.3 Technology Transfer. During the Technology Transfer Term, Genentech and Denali shall perform the obligations and roles of each Party as outlined in the Technology Transfer Plan attached hereto as Exhibit C with the intent of completing such obligations by the expiration of the Technology Transfer Term. During the Technology Transfer Term, Genentech shall appoint a project team leader (PTL) who shall serve as the single point of contact for Denali. Such PTL shall be made available by telephone as reasonably requested and during normal Genentech business hours for no more than [***], with the purpose of completing the

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

activities required under the Technology Transfer Plan. Following the Technology Transfer Term for a period of [***], if Denali requires more than [***] of time from Genentech’s PTL in any particular month, Genentech shall have the right to charge Denali at an hourly rate of [***]. After the aforementioned [***], any requests by Denali for Genentech’s time shall be at Genentech’s sole discretion.

2.4 Alliance Management.

2.4.1. Establishment. Promptly following the Effective Date, each Party shall designate an individual to act throughout the Term as the primary contact for such Party for the business relationship and for the resolution of non-technical matters related to this Agreement (each, such Party’s “Alliance Manager”).

2.4.2. Responsibilities and Decision-making. The Alliance Managers shall facilitate the business interactions between the Parties and assist in the resolution of all issues in a timely manner.

2.4.3. Replacement. A Party may replace its Alliance Manager at any time by informing the other Party’s Alliance Manager in writing (including by email).

2.5 Manufacturing and Supply. Denali shall be responsible for manufacturing Licensed Products for clinical use and commercial sale, using due care and commercially sound approaches.

2.6 Governance. Denali shall provide to Genentech [***] written reports due every [***] following the Effective Date and continuing until receipt of the first Marketing Approval for a Licensed Product summarizing Denali’s research, development, manufacturing and commercialization activities for Licensed Product(s) (“Development Reports”) in the time since the last such [***] report was provided to Genentech. The foregoing Development Reports will also include a forecast of any anticipated Milestone Events. Each Development Report will be Denali’s Confidential Information.

ARTICLE 3

LICENSE GRANTS

3.1 Denali Patent License. Subject to the research rights already granted by Genentech to Third Parties (referenced in Section 8.1.8) prior to the Effective Date, and subject to Section 3.3, Genentech hereby grants to Denali an exclusive, sublicensable, royalty-bearing license, under the Licensed Patent Rights, to make, have made, use, sell, offer for sale, and import the Compounds and Licensed Products in the Field in the Territory.

3.2 Denali Know-How License. Genentech hereby grants to Denali a non-exclusive, sublicensable, royalty-bearing license, under the Licensed Know-How, to make, have made, use, sell, offer for sale, and import the Compounds and Licensed Products in the Field in the Territory. [***], Exhibit C shall be amended by Denali’s request, provided, however, that Genentech will have the right to verify that any additions to Exhibit C:

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(a) must be reasonably necessary for development of a Licensed Product;

(b) must be Controlled by Genentech;

(c) must have been developed for the purposes of Genentech’s LRRK2 program; and

(d) must not include information or materials relating to Genentech’s: i) business information; ii) development and commercialization strategies; iii) internal processes; iv) diagnostic strategy; or v) manufacturing strategy.

Any amendment to Exhibit C is solely for the purposes of securing Denali’s rights under the Know-How License, and shall not be considered part of the Technology Transfer Plan for purposes of Denali’s payment obligations under Section 4.2.

3.3 Genentech Retained Rights. Notwithstanding the license rights granted in Sections 3.1 and 3.2 above, it is understood and agreed that Genentech (and its Affiliates) shall retain the right to use the Compounds and practice the Licensed IP solely for internal research purposes (including the right to have any of the foregoing conducted by or with a Third Party), but not in connection with commercial efforts targeting LRRK2 and expressly excluding any development or commercialization of a Genentech Compound.

3.4 No Implied Licenses. Denali acknowledges that the licenses granted under this Article 3 are limited to the scope expressly granted, and all other rights under all Patents, Know-How and all other intellectual property rights owned or Controlled by Genentech are expressly reserved. Where a license granted by one Party to the other Party under this Article 3 is for a particular purpose or with respect to a particular product, the granting Party retains all of its rights with respect to those intellectual property rights for those purposes not expressly licensed under this Agreement.

3.5 Sublicense Right. Denali may sublicense the rights under the licenses granted in Sections 3.1 and 3.2, and any rights under such sublicense may be further sublicensed to multiple tiers of sublicensees (each, a “Sublicense Agreement”). With respect to any Sublicense Agreement: (a) Denali shall be responsible for the payment of all amounts provided for hereunder, regardless of whether the terms of any Sublicense Agreement provide for such amount to be paid by the Sublicensee directly to Genentech, (b) the Sublicensee shall agree in writing to be subject to, and bound by, terms and conditions substantially similar to the corresponding terms and conditions of this Agreement; (c) Denali shall remain responsible to Genentech for all acts performed by the Sublicensee pursuant to any such Sublicense Agreement and shall ensure compliance with the obligations of Sublicensee hereunder, (d) Denali shall notify Genentech in writing prior to the grant of any such Sublicense Agreement including in such notice the name and address of the Sublicensee and the identity of the portion(s) of the

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Field and the part(s) of the Territory covered by the Sublicense Agreement, and (e) shall notify Genentech in writing promptly if Denali becomes aware of Sublicensee activities that are inconsistent with the rights and obligations granted hereunder, and such activities have not been corrected within sixty (60) days of Denali’s awareness of such activities. Upon termination of this Agreement, Denali shall provide Genentech with copies of all Sublicense Agreements under this Agreement; Genentech agrees that on request from any Sublicensee it will grant to such Sublicensee a license on the same terms as set out in this Agreement (including all milestone and royalty payments) in relation to any Genentech rights previously licensed to such Sublicensee. Unless otherwise explicitly agreed in writing, Genentech shall not agree to vary or amend the terms of the licenses granted hereunder or take on any additional or further obligations or burdens.

ARTICLE 4

PAYMENTS BY DENALI TO GENENTECH

4.1 Up-Front Payment. In consideration for the access to Licensed IP Controlled by Genentech as of the Effective Date, Denali shall pay to Genentech within ten (10) Business Days following the Effective Date, a one-time payment of eight million five hundred thousand dollars (U.S. $8,500,000).

4.2 Technology Transfer Fee and Cost. Denali shall pay to Genentech within fifteen (15) days following receipt of an invoice and notice of the completion of the Technology Transfer Plan from Genentech, a one-time payment of one million five hundred thousand dollars (U.S. $1,500,000).

4.3 Milestone Payments for Licensed Products. Subject to Sections 4.4 through 4.8 below, once a payment has been made under any particular Milestone Event for a Licensed Product, achievement of that same Milestone Event for a different Licensed Product shall not trigger an additional payment obligation. With respect to each milestone achieved under this Agreement, and as set forth below, within thirty (30) days of the receipt of invoice from Genentech for the first occurrence that each such milestone is achieved, Denali shall pay Genentech the following:

4.3.1. Upon the dosing of a first patient in a first Phase I Clinical Trial, Denali shall notify Genentech to invoice a milestone payment of two million five hundred thousand dollars (US $2,500,000) within thirty (30) days of the first occurrence that such milestone is achieved.

4.3.2. Denali shall owe milestone payments to Genentech for the achievement of Milestone Events as set forth in the table below. Denali shall notify Genentech within thirty (30) days following achievement of a Milestone Event and Genentech shall provide an invoice to Denali.

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Milestone Event	[***]	[***]
	(US$MM)	(US$MM)
(a) [***]	[***]	[***]
(b) [***]	[***]	[***]
(c) [***]	[***]	[***]
(d) [***]	[***]	[***]
(e) [***]	[***]	[***]

With respect to the Milestone Events (a) and (b) above, the milestone payment due is dependent on whether [***] was a [***] or a [***]. With respect to Milestone Events (c) through (e), the milestone payment due is dependent on whether the [***]; if the [***] shall be considered to be for a [***]. Additionally, with respect to Milestone Events (c) through (e), if [***] initially includes [***], that inclusion shall not trigger the additional payment obligation for a [***].

4.3.3. Sales Milestones. Denali shall pay to Genentech a one-time milestone payment upon the first occurrence of the events listed in (a) through (c) below:

(a)	[***] upon the first time that the total annual worldwide Net Sales of Licensed Product(s) reach [***];

(b)	[***] upon the first time that the total annual worldwide Net Sales of Licensed Product(s) reach [***];

(c)	[***] upon the first time that the total annual worldwide Net Sales of Licensed Product(s) reach [***].

Denali shall notify Genentech within thirty (30) days following the end of the calendar quarter in which one of the occurrences set forth above is achieved and Genentech shall provide an invoice to Denali.

4.4 Milestones for Company Compound. Each of the milestone payments under Sections 4.3.2 and 4.3.3 shall be [***] if, at the time of such event, the only Compound(s) contained within the applicable Licensed Product is a Company Compound or Company Compounds.

4.5 Single Milestone Payment.

4.5.1. With respect to the Milestone Events set forth in Section 4.3.2 (a) and (b), only one payment shall ever be due and payable with respect to the occurrence of each milestone for the first [***] that achieves such milestone, provided, however, that such milestone payments shall be due subject to the maximum payment provision of Section 4.6, and the true-up provision of Section 4.7.

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4.5.2. With respect to the Milestone Events set forth in Sections 4.3.2 (c), (d), and (e), for each Licensed Product, a milestone payment shall be due for [***] as set forth in Sections 4.3.2 (c), (d), and (e). Such payment shall be non-refundable and shall not be creditable against any other amount due to Genentech pursuant to this Agreement. For clarity, a payment under any particular Milestone Event in Sections 4.3.2 (c), (d), or (e) for [***] does not relieve Denali of the obligation to pay that milestone payment for [***], and vice versa, and as such, Denali shall pay each milestone for each [***].

4.6 Maximum Payment for Clinical Trials. For the milestone events of Sections 4.3.2 (a) and (b), regardless of the number of Clinical Trials conducted, the maximum payment due for each Milestone Event shall not exceed the amount due for the [***]. For clarity, the maximum amount due under Section 4.3.2(a) is $[***]; the maximum amount due under Section 4.3.2(b) is $[***]. Amounts paid under Section 4.3.2(a) are not creditable against amounts due under Section 4.3.2(b) and vice versa.

4.7 True-up [***]. For each Licensed Product, if a milestone payment has been made under Sections 4.3.2 (a) or (b) for a [***], and during the course of enrollment for such Clinical Trial [***] are enrolled to meet the criteria for a [***], the study shall be considered a Clinical Trial for a [***], and the milestone payment amount for the [***] (either $[***] or $[***], as applicable) shall be due and Denali shall make up the difference in the payment amount accordingly (the “True-Up Payment”). Denali shall pay to Genentech such True-Up Payment within thirty (30) days after Denali reasonably believes that [***], but in any event, no later than database lock. For example: [***].

4.8 Retroactive Milestone Payments. For each Licensed Product, if Denali achieves a Milestone Event [***], or a [***], without having achieved the Milestone Event(s) of any [***], Denali shall owe the milestone payment(s) due retroactively at the time of achieving the subsequent Milestone Event(s) (the “Retroactive Payment”). Any Retroactive Payment due shall correspond to the [***] for which a subsequent Milestone Event has been achieved. For example, [***].

4.9 Royalties for Valid Claim Genentech Products. In consideration for the rights granted hereunder, in each calendar quarter during the Term and in each applicable country in which Denali records Net Sales of a Valid Claim Product that incorporates a Genentech Compound (each a “Valid Claim Genentech Product”) in such country, and subject to and in accordance with the terms and conditions of this Agreement, Denali shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount equal to:

(a)	[***] of annual Net Sales of such Valid Claim Genentech Product sold in such countries for portion of such sales up to or equal to the first [***]; and

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(b)	[***] of annual Net Sales of such Valid Claim Genentech Product sold in such countries for portion of such sales greater than [***].

4.10 Royalties for Valid Claim Company Products. In consideration for the rights granted hereunder, in each calendar quarter during the Term and in each applicable country in which Denali records Net Sales of a Valid Claim Product that incorporates a Company Compound (each a “Valid Claim Company Product”) in such country, and subject to and in accordance with the terms and conditions of this Agreement, Denali shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount equal to [***] of annual Net Sales of such Valid Claim Company Product sold in such countries.

4.11 Royalties for Non-Valid Claim, Acquired Company Compound Products. In consideration for the rights granted hereunder, in each calendar quarter during the Term in which Denali records Net Sales of Company Products not covered by a Valid Patent Claim which incorporate a Company Compound that was licensed or acquired by Denali as described in Section 1.8(iii) (each an “Acquired Company Compound Product”), and subject to and in accordance with the terms and conditions of this Agreement, Denali shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount as a percentage of annual worldwide Net Sales equal to (a) [***] of annual Net Sales of such Acquired Company Compound Product if the applicable Company Compound was acquired or licensed by Denali [***], and (b) [***] of annual Net Sales of such Acquired Company Compound Product if the applicable Company Compound was acquired or licensed by Denali [***].

	Prior to [***]	After [***]
Acquired Company Compound Product	[***]	[***]

4.12 Royalties for Non-Valid Claim, Denali-Generated Company Compound Products. In consideration for the rights granted hereunder, in each calendar quarter during the Term in which Denali records Net Sales of Company Products not covered by a Valid Patent Claim which incorporate a Company Compound as described in Sections 1.8 (ii) or (iv) (each a “Denali-Generated Company Compound Product”) and subject to and in accordance with the terms and conditions of this Agreement, Denali shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount as a percentage of annual worldwide Net Sales equal to (a) [***] of annual Net Sales of such Denali-Generated Company Compound Product if the applicable Company Compound was first discovered, derived or optimized by Denali [***], and (b) [***] of annual Net Sales of such Denali-Generated Company Compound Product if the applicable Company Compound was Controlled or owned by Denali [***].

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	Controlled or owned by Denali [***]	Discovered, derived, or optimized by Denali [***]
Denali-Generated Company Compound Product	[***]	[***]

4.13 Royalties for Non-Valid Claim Genentech Products. In consideration for the rights granted hereunder, in each calendar quarter during the Term in which Denali records Net Sales of Genentech Products not covered by a Valid Patent Claim, and subject to and in accordance with the terms and conditions of this Agreement, Denali shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount equal to [***] of annual worldwide Net Sales of Genentech Products not Covered by a Valid Patent Claim.

4.14 Know-How Royalties for Genentech Products achieving Orphan Drug Exclusivity (“Orphan Genentech Products”). In consideration for the rights granted hereunder, in each calendar quarter during the period of orphan drug exclusivity as defined in 21 C.F.R. § 316.31 (or, with respect to any country other than the United States, is substantially similar under equivalent applicable law in such country) in a particular country in which Denali records Net Sales of an Orphan Genentech Product that has achieved orphan drug exclusivity in such country, but is not a Valid Claim Genentech Product in such country, and subject to and in accordance with the terms and conditions of this Agreement, Denali shall pay to Genentech on a Licensed Product-by-Licensed Product and country-by-country basis an amount equal to:

(a)	[***] of annual Net Sales of Orphan Genentech Product in such countries for portion of such sales up to or equal to the first [***]; and

(b)	[***] of annual Net Sales of Orphan Genentech Product in such countries for portion of such sales greater than [***],

provided, however, that no Third Party is selling a product that is “clinically superior” to a Licensed Product that is an Orphan Genentech Product, applying the definition of “clinically superior” set forth in 21 C.F.R. § 316.3(b)(3) (or, with respect to any country other than the United States, is substantially similar under equivalent applicable law in such country) in each case, in a particular country.

4.15 Milestone and Royalty Offsets.

4.15.1. In the event that Denali reasonably requires and obtains a license under a Third Party Patent(s) which Covers the Compound included in a Licensed Product(s), Denali may offset the milestone and royalty payments due and payable by Denali to Genentech under Sections 4.3-4.14 in any calendar quarter with respect to such Licensed Product(s) by [***] of the amounts paid by Denali to such Third Party in the same calendar quarter for the rights to such Third Party Patent(s); provided however, in no event shall the milestone and royalty payments otherwise due and payable under Sections 4.3-4.14 to Genentech with respect to such Licensed Product(s) be reduced by more than fifty percent (50%) of what would otherwise be due on the sale of such Licensed Product(s).

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4.15.2. If one or more Third Parties, without a license from Denali, sells a product in a country that contains a compound that (i) is the same as a Licensed Product sold by Denali, (ii) is “therapeutically equivalent” to such Licensed Product, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book (or, with respect to any country other than the United States, is similarly substitutable under equivalent applicable law in such country), or (iii) is “clinically superior” to a Licensed Product that is an Orphan Genentech Product or an Orphan Company Product, applying the definition of “clinically superior” set forth in 21 C.F.R. § 316.3(b)(3) (or, with respect to any country other than the United States, is substantially similar under equivalent applicable law in such country) in each case, in a particular country (for purposes of this Section, each such product, a “Non Licensed Product”), and the aggregate sales of units of all Non Licensed Products in such country [***] of the number of units sold of the applicable Licensed Product for a particular calendar quarter in such country, then the royalty rate for such Licensed Product in such country shall be [***] for that calendar quarter.

4.16 Timing of Royalty Payments. All royalty payments due under this Article 4 shall be paid in quarterly installments and be paid within sixty (60) days following the end of each calendar quarter.

4.17 No Deductions from Payments. Except for the royalty adjustments set forth in Sections 4.15, as between the Parties, Denali is solely responsible for payment of any fee, royalty or other payment due to any Third Party in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product, and Denali shall not have the right to offset any amounts paid to such Third Party, including fee, royalty or other payment, against any amount payable to Genentech hereunder.

4.18 Single Royalty. Notwithstanding anything herein to the contrary, with respect to any Licensed Product only a single royalty payment shall be due and payable, regardless if such Licensed Product is Covered by more than one Valid Patent Claim. If an applicable sale of a Licensed Product in a country would fall within one or more of the royalty provisions set forth in Sections 4.9-4.14, then only a single royalty payment shall be due and payable for such sale, at the highest applicable royalty rate.

4.19 Royalty Term. The term of the royalty obligations set forth in this Article 4 shall begin upon the First Commercial Sale of a Licensed Product and will continue on a Licensed Product-by-Licensed Product basis and on a country-by-country basis, until the later of (i) ten (10) years after the First Commercial Sale in a country or (ii) the date of expiration of the last Valid Patent Claim within the Licensed IP Covering the Valid Claim Product in a country. In the case of Orphan Genentech Products under Section 4.14, the term of royalty obligations set forth in this Article 4 shall be for the duration of such orphan drug exclusivity period on a Licensed

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Product-by-Licensed Product basis and on a country-by-country basis. At the end of such term, the license grants under Sections 3.1 and 3.2 will become perpetual, royalty-free and fully paid-up for such Licensed Product in such country. For clarity, any subsequent iteration of a Licensed Product as a result of a change to the formulation, dosage strength, form or method of delivery shall be deemed to be the same Licensed Product as the original iteration for purposes of the royalty term of this Section 4.19.

ARTICLE 5

REPORTS, AUDITS, AND FINANCIAL TERMS

5.1 Net Sales Definition.

5.1.1. Net Sales means the gross amounts invoiced for sales of Licensed Products by Denali (in final form for end use, but exclusive of inter-company transfers), less the following deductions:

(a) A lump sum deduction of [***] of such sales amount in lieu of those deductions that are not accounted for within Denali on a Licensed Product-by-Licensed Product basis that account for freight, postage charges, transportation insurance, packing materials for dispatch of goods and custom duties;

(b) credits or allowances granted for damaged, outdated, returned, rejected or recalled Licensed Products, and uncollectible amounts on previously sold Licensed Products and retroactive price reductions, and credit card charges (including processing fees);

(c) normal and customary trade, cash and quantity discounts;

(d) sales and excise taxes (including value added taxes (VAT)) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of a Licensed Product, for clarity, including government mandated fees and taxes (including any excise tax under the Affordable Care Act); and

(e) chargebacks and rebates, including those granted to managed health care organizations, wholesalers, buying groups, retailers or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers.

Except as may otherwise be set forth herein, Net Sales shall be calculated on an accrual basis in accordance with Accounting Standard.

5.1.2. Licensed Products Sold in Combinations.

(a) In the event that a Licensed Product is sold in combination with one or more other active ingredients that are not the subject of this Agreement (a “Combination”), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product sold separately and “B” is the gross amount invoiced for such other active ingredient(s) sold separately.

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(b) In the event that such other active ingredient(s) are not sold separately (but such Licensed Product is), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/C, where “A” is the gross amount invoiced for such Licensed Product, and “C” is the gross amount invoiced for the Combination.

(c) In the event that such Licensed Product is not sold separately, the allocation of Net Sales for royalty calculations shall be determined by the Parties together in good faith.

5.2 Reports.

5.2.1. Royalty Reports. Within sixty (60) days after the end of each calendar quarter in which a royalty payment under Article 4 is required to be made, Denali shall send to Genentech a report of Net Sales of the Licensed Products for which a royalty is due, which report sets forth for such calendar quarter the following information: (i) total Net Sales of all Licensed Products sold in the Territory during such calendar quarter, (ii) Net Sales on a country-by-country basis, (iii) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; (iv) the total royalty payments due; and (v) deductions in accordance with Section 5.1.1(d) as an aggregate worldwide number (collectively, the “Quarterly Report”). Each Quarterly Report shall be Denali’s Confidential Information.

5.3 Additional Financial Terms.

5.3.1. Currency. All payments to be made under this Agreement shall be made in United States dollars or such other currency mutually agreed upon by the Parties. Amounts invoiced in a currency other than dollars must be expressed in the United States dollar equivalent as well as any local currency. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters, Ltd. on the last Business Day of the calendar quarter for which such payment is being determined, or such other rate as the Parties may agree.

5.3.2. Payment Type. Amounts paid by one Party to the other under this Agreement shall be paid in U.S. dollars, in immediately available funds, by means of wire transfer to an account identified by the payee.

5.3.3. Withholding of Taxes. Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. The Party withholding the tax shall provide

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to the other Party all relevant documents and correspondence, and shall also provide to the Party from whose payment that tax was withheld any other cooperation or assistance on a reasonable basis as may be necessary to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. The Party withholding the tax shall give proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force.

5.3.4. Late Payments. Any amounts not paid within sixty (60) days after the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to [***], or the maximum amount allowed by law if less.

5.4 Accounts and Audit.

5.4.1. Records. Denali shall keep full, true and accurate books of account containing the particulars of Net Sales and the calculation of royalties. Denali shall keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained and available for examination in accordance with this Section for [***] after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with Accounting Standard.

5.4.2. Appointment of Auditor. Genentech may appoint a recognized accounting firm reasonably acceptable to Denali to inspect the relevant books of account of Denali to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Denali. The accounting firm (and any individuals, if applicable) appointed to perform the examination under this Agreement must execute a confidential disclosure agreement with Denali, or otherwise be subject to terms governing non-use and non-disclosure of information that Denali has agreed in writing are acceptable.

5.4.3. Procedures for Audit. Denali is required to make its records available for inspection no more than one (1) time in any calendar year, only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least thirty (30) days written advance notice from Genentech. Denali is only required to make any particular records available one (1) time, such that Genentech may not audit any records that it previously audited.

5.4.4. Audit Report. The independent accountant will be instructed to provide to Genentech an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment. The independent auditor shall provide to Denali a preliminary copy of its audit report, and shall discuss with Denali any issues or discrepancies that Denali identifies, prior to submission to Genentech.

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5.4.5. Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by Denali for the period in question, then Denali shall pay to Genentech the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment by Denali for the period in question, then Genentech shall provide to Denali a credit against future payments (such credit equal to the full amount of that overpayment), or, if either (a) Denali is not obligated to make any future payments, or (b) the anticipated future payments by Denali could reasonably be less than the overpayment, then Genentech shall pay to Denali the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 11. If the total amount of any underpayment (as agreed to by Denali or as determined under Article 11) exceeds [***] of the amount previously paid by Denali for the period subject to audit, then Denali shall pay the reasonable costs for the audit. The full amount of any underpayment by Denali determined to be payable to Genentech pursuant to this Section 5.4.5 shall accrue interest calculated in accordance with Section 5.3.4.

ARTICLE 6

INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

6.1 Prosecution, Maintenance and Enforcement.

6.1.1. Prosecution and Maintenance of Patents.

(a) Genentech Rights to Patent Prosecution and Maintenance of Licensed Patent Rights. As between the Parties, Genentech, at its sole discretion, shall be solely responsible for the preparation, filing, prosecution and maintenance of Patents within Licensed Patent Rights under Exhibit B using outside patent counsel mutually acceptable to both Parties. Denali will have an opportunity to review and comment on patent application drafts and correspondence with the patent offices, and Genentech will consider Denali’s reasonable comments. Denali will provide to outside patent counsel all information reasonably necessary to prosecute the Patents, including, at Denali’s sole discretion, the chemical structures of Compounds within the scope of the genus of the Licensed Patents as filed. All costs (including outside counsel, annuities and other official fees) of preparing, filing, prosecuting and maintaining such Patents shall be borne solely by Genentech, unless otherwise provided in this Section 6.1.

(b) Transfer of Prosecution and Maintenance. If Genentech elects not to Prosecute and/or Maintain any Patents within the Licensed Patent Rights, in any country, Genentech shall provide at least sixty (60) days written notice to Denali. Thereafter, Denali may, but is not required to, undertake, at its sole expense and in its sole discretion, the Prosecution and Maintenance of such Patents. Genentech shall have the opportunity to review and comment on correspondence with the patent offices. For purposes of this Agreement, such Patents continue to be included in the Licensed Patent Rights.

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(c) Right of the Non-Prosecuting Party. If any time the party then responsible for prosecuting and maintaining a Patent within the Licensed Patent Rights pursuant to (a) or (b) above (the “Prosecuting Party”) decides not to prosecute and/or maintain a Patent within Licensed Patent Rights, in any country, then such Prosecuting Party shall provide written notice to the other party (the “Non-Prosecuting Party”) of such decision and the Non-Prosecuting Party may, within sixty (60) days of receipt of such notice assume responsibility for the prosecution and maintenance of such Patent at its sole expense. For purposes of this Agreement, such Patents continue to be included in the Licensed Patent Rights.

(d) Denali Rights to Patent Prosecution, Maintenance and Enforcement of Denali IP. Denali, at its sole expense, shall be solely responsible (but not obligated), using in-house counsel or outside patent counsel reasonably selected by Denali, to prepare, file, prosecute, maintain and enforce Patents under Denali IP.

6.1.2. Enforcement of Patents. Each Party shall promptly notify the other in the event it becomes aware of any actual or probable infringement of any Patent within the Licensed Patent Rights.

(a) Right to Enforce Licensed Patent Rights. As between the Parties, Denali shall have the first right, at its sole expense, to take action against any alleged infringer of, or in defense of any Third Party claim regarding the enforceability or validity of, or any interference, post grant review, inter partes review or other opposition (each an “Opposition”) filed against, any Patent within the Licensed Patent Rights. Genentech shall have the right, but not the obligation, to participate in any Opposition at its sole expense. In the event that Denali declines within six (6) months of notification of such alleged infringement to either (i) take action against such alleged infringement (e.g., by settlement) or (ii) initiate and thereafter maintain legal proceedings against the alleged infringer, Genentech may, at its option, initiate such proceedings at its sole expense. Denali may not settle or consent to any judgment which affects the scope, validity or enforcement of any Licensed Patent Right without the express written consent of Genentech (such consent not to be unreasonably withheld or delayed). Any recovery obtained by either Party as the result of such legal proceedings shall be allocated as follows: (i) first, as reimbursement of all otherwise unreimbursed legal fees and expenses incurred by either Genentech or Denali in accordance with this Section 6.1.2, and then (ii) second, any amounts remaining will be [***].

6.1.3. Cooperation. Each Party shall fully cooperate with, and supply all reasonable assistance requested by, the other, at the other’s expense, in the prosecution, maintenance, procurement of patent term extensions, supplementary protection certificates and the like, and defense and enforcement of any Patent within the Licensed Patent Rights as provided hereunder, including, if necessary, by being joined as a party to the conflict. For

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procurement of a patent term extension, Denali shall have the right to select the patent for which a patent term extension applies if the Licensed Product is a Company Product, and Genentech shall have the right to select the patent for which a patent term extension applies if the Licensed Product is a Genentech Product. In the case of any opposition action, the Party that is controlling the action shall provide the other Party with an opportunity to review and comment on any filings or correspondence.

6.2 Trademarks. Denali shall be responsible for the selection, registration, maintenance, enforcement and defense of all trademarks for use in connection with the sale or marketing of Licensed Products in the Field in the Territory (the “Denali Marks”), as well as all expenses associated therewith. Denali shall not, without Genentech’s prior written consent, use any trademarks or house marks of Genentech (including the Genentech corporate name), or marks confusingly similar thereto, in connection with Denali’s commercialization of Licensed Products under this Agreement. Denali shall own all Denali Marks.

6.3 [***].

6.3.1. [***]

6.3.2. The Parties acknowledge and agree that Genentech may terminate the Agreement at Genentech’s sole and absolute discretion, in the event Denali challenges, or directs or supports a Third Party that challenges the validity, enforceability and/or scope of any claim within the Licensed Patent Rights in a court or patent office or other governmental agency (collectively, “Denali Challenge”). [***]

ARTICLE 7

TERM AND TERMINATION

7.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate on the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products have passed or expired.

7.2 Termination.

7.2.1. Material Breach. Either Party may terminate this Agreement for any material breach by the other Party, provided that the terminating Party gives the breaching Party written notice of such breach and if the Party receiving notice of breach fails to cure, or fails to dispute, that breach within sixty (60) days, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within

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the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 11, and the notifying Party may not terminate this Agreement until it has been determined under Article 11 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within thirty (30) days after the conclusion of that dispute resolution procedure. Notwithstanding anything to the contrary in this Section 7.2.1, in the event that Denali fails to timely submit payment of the upfront payment referenced in Section 4.1 within the ten (10) Business Days following the Effective Date, such failure shall be deemed a material breach of this Agreement and not subject to the cure period set forth herein above.

7.2.2. Bankruptcy. Genentech shall have the right to terminate this Agreement upon written notice to Denali, in the event that Denali seeks protection of any bankruptcy or insolvency law, a proceeding in bankruptcy or insolvency is filed by or against Denali (and is not dismissed within ninety (90) days), or there is an adjudication by a court of competent jurisdiction that Denali is bankrupt or insolvent.

7.3 Effect of Termination or Expiration; Effect of Termination Prior to Payment of First Milestone.

7.3.1. Upon any termination of this Agreement by either Party under Section 7.2.1, or 7.2.2, or by Genentech pursuant to 6.3.2, rights and licenses granted to Denali under Article 3 shall immediately terminate and Denali shall promptly destroy all materials provided under the Technology Transfer Plan.

7.3.2. Upon termination of this Agreement by Genentech for (i) Denali’s material breach under Section 7.2.1, (ii) due to Denali’s insolvency or bankruptcy under Section 7.2.2, or (iii) pursuant to Section 6.3.2 and in each of (i) through (iii), prior to payment of a First Milestone under Section 4.3:

(a) Each Party shall promptly destroy all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information, and to which the Party does not retain rights hereunder, except that each Party may retain one copy of such records for archival purposes.

(b) Denali shall discontinue making any representation regarding its status as a licensee of Genentech for all Licensed Products. Denali shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Genentech Products or Licensed Products Covered by the Licensed Patent Rights. With respect to all other Licensed Products, nothing in this Section 7.3 shall be interpreted to limit the rights and obligations as described in Section 11.2.3 (b); such Licensed Products shall remain subject to all payment obligations under this Agreement.

(c) All rights granted under this Agreement by Genentech to Denali shall revert to Genentech.

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7.4 Effect of Termination Under Section 7.2.1 or 7.2.2 After Payment of First Milestone. Upon termination of this Agreement by Genentech for Denali’s material breach under Section 7.2.1 or due to Denali’s insolvency or bankruptcy under Section 7.2.2, and in each case after payment of a First Milestone under Section 4.3, Denali shall grant to Genentech an exclusive right of first negotiation for a license under the Reversion Technology, (as defined below) (the “RFN”). Genentech shall have [***] following the effective date of such termination, to notify Denali in writing as to whether Genentech elects to exercise its RFN.

7.4.1. If written notice is given that Genentech does not want to exercise such right to negotiate, or written notice is not given by Genentech to Denali within said [***], the rights to discuss and/or negotiate granted to Genentech under this Section 7.4, including without limitation any dispute as to Denali’s election to grant or not grant Genentech any rights under the Reversion Technology, including the scope and/or terms thereof, shall expire at the end of such [***] and shall not be subject to arbitration.

7.4.2. If Denali receives written notice from Genentech within such thirty (30) day period that Genentech elects to exercise such RFN,

(a) Denali shall, within forty-five (45) days following the date of such Genentech notice, provide copies to Genentech [***], (collectively, the “Data Package”). Denali is not required to generate additional data or prepare additional reports to comply with the foregoing obligation;

(b) Genentech will have the exclusive right for [***] (or such longer period as mutually agreed) following the delivery of the Data Package to Genentech to negotiate in good faith with Denali the commercially reasonable terms under which Denali may grant to Genentech a worldwide, sublicensable license under the Reversion Technology to make, have made, use, sell, offer for sale and import Genentech Products.

(c) With respect to any license granted by Denali to Genentech under this Section 7.4, Genentech shall be responsible for manufacturing the products thereunder for clinical use and commercial sale; and

(d) If the Parties are unable to agree on the term of the license under Section 7.4.2(b) within such period, Genentech may submit such dispute to arbitration for resolution as provided in Section 11.2, as modified by Section 7.4.4 below; provided, however, that [***].

7.4.3. Certain Terms. In this Section 7.4.3:

(a) “Reversion Technology” means the Denali Patents, Denali Know-How, Denali Regulatory Information and Denali Background Patents, in each case that (a) are owned and Controlled by Denali as of the effective date of termination of this Agreement, and (b) are specifically directed towards a Genentech Product;

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(b) “Denali Patents” means those Patents, filed by or on behalf of Denali before the Effective Date or during the Term of this Agreement, having claims or disclosure therein directed to a Genentech Compound [***], method of using a Genentech Compound for the treatment or prevention of Parkinson’s Disease, or a method of synthesizing a Genentech Compound;

(c) “Denali Know-How” means Know-How derived by Denali as a direct result of the research or development of a Genentech Product under this Agreement after the Effective Date. Denali Know-How does not include Denali Patents;

(d) “Denali Regulatory Information” means documents filed with the Regulatory Authorities by Denali in conjunction with and during the clinical development of a Genentech Product under this Agreement after the Effective Date; and

(e) “Denali Background Patents” means those Patents (other than Denali Patents), filed by or on behalf of Denali after the Effective Date and which are necessary for the manufacture, use, sale, offer for sale, or import of a Genentech Product.

7.4.4. Baseball Arbitration. With respect to any dispute under Section 7.4.2(d), which dispute is submitted by Genentech to arbitration for resolution as provided in Section 11.2, such arbitration shall be modified by as follows:

(a) within ten (10) calendar days following the final selection of the arbitrators, the Parties, in consultation with the arbitrators, shall set a date for the arbitration, which date shall be no more than sixty (60) calendar days after the date the arbitration is demanded under Section 11.2;

(b) the arbitration shall be “baseball” style arbitration; accordingly, notwithstanding the Rules, and at least fourteen (14) calendar days prior to the arbitration, each Party shall provide the arbitrators with a brief outlining its position. Briefs may be no more than [***], and must clearly provide and identify the Party’s position with respect to the disputed matter;

(c) after receiving both Parties’ opening briefs, the arbitrators will distribute each Party’s brief to the other Party. Seven (7) calendar days in advance of the arbitration, the Parties shall submit and exchange response briefs of [***]. The Parties’ briefs may include or attach relevant exhibits in the form of documentary evidence, any other material voluntarily disclosed to the other Party in advance, or publicly available information. The Parties’ briefs may also include or attach demonstratives and/or expert opinion based on the permitted documentary evidence;

(d) the arbitration shall consist of [***], such time to be split equally between the Parties, in the form of presentations by counsel and/or employees and officers of the Parties.    No live witnesses shall be permitted except expert witnesses whose opinions were provided with the Parties’ briefs; and

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(e) no later than ten (10) calendar days following the arbitration, the arbitrators shall issue their written decision. The arbitrators shall select one Party’s proposed positions as their decision, and shall not have the authority to render any substantive decision other than to select the proposal submitted by either Denali or Genentech. The arbitrators shall have no discretion or authority with respect to modifying the positions of the Parties. The arbitrators’ decision shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. Each Party shall bear its own costs and expenses in connection with such arbitration, and shall share equally the arbitrators’ fees and expenses.

7.5 Continuing Obligations. Termination or expiration of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

7.6 Survival. In addition to as set forth in Article 7 and otherwise explicitly as set forth in this Agreement, Article 1, Article 9, Article 10, Article 11, Article 12 and Section 8.4, and, as applicable, Article 5 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Genentech Representations. Genentech hereby represents, warrants and covenants to Denali that:

8.1.1. Genentech has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder and to grant the licenses provided hereunder.

8.1.2. To Genentech’s knowledge, Genentech has not, prior to the Effective Date, entered into any agreement and has not granted any now existing, or agreed to grant any future license, right or privilege which agreement, license, right or privilege conflicts in any way with the licenses granted to Denali hereunder.

8.1.3. Genentech is the sole and exclusive owner of or Controls the Licensed IP existing as of the Effective Date and, to Genentech’s knowledge, such Licensed IP is free and clear of any liens or encumbrances.

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8.1.4. To Genentech’s knowledge, the Licensed IP constitutes all Patents and Know-How that are owned or Controlled by Genentech and that Genentech believes, as of the Effective Date, are necessary for making, using, selling, offering for sale or importing a Genentech Compound.

8.1.5. No claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any Third Party have been made or, to Genentech’s knowledge, threatened with respect to the Licensed IP existing as of the Effective Date.

8.1.6. None of the Licensed IP existing as of the Effective Date is subject to any outstanding injunction, judgment, order, ruling, or charge, and no claim or action is pending or, to Genentech’s knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of any such Licensed IP. As of the Effective Date, no loss or expiration of any of the Licensed IP is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Genentech, including a failure to pay any required maintenance fees).

8.1.7. Genentech is not aware (without having made any specific inquiry) of any infringement or misappropriation of the Licensed IP for human therapeutic use existing as of the Effective Date by any Third Party.

8.1.8. To the best of its knowledge, with respect to any agreements related to the materials and reports in Exhibit C, Genentech has provided such agreements (either in redacted or unredacted form) and/or a list of such agreements is set forth in the table attached as Exhibit F.

As used in this Section 8, “knowledge” means that Genentech has knowledge based on a reasonable investigation into the applicable matter.

8.2 Denali Representations. Denali hereby represents and warrants the following to Genentech:

8.2.1. Denali has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

8.2.2. Denali covenants and agrees that in conducting activities contemplated under this Agreement, it shall use its best efforts to comply with all applicable laws and regulations including those related to the manufacture, use, labeling, importation and marketing of Licensed Products.

8.2.3. Denali has not, prior to the Effective Date, entered into any agreement that conflicts in any way with this Agreement or Denali’s obligations hereunder.

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8.3 Exclusions. Nothing in this Agreement is or shall be construed as:

8.3.1. A warranty or representation by Genentech as to the validity or scope of any claim or patent or patent application within the Licensed Patent Rights;

8.3.2. A warranty or representation by Genentech that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party; and

8.3.3. A grant by Genentech, whether by implication, estoppel, or otherwise, of any licenses or rights other than that expressly granted under Sections 3.1 and 3.2.

8.4 DISCLAIMER. EXCEPT AS SET FORTH IN THIS ARTICLE 8, NO WARRANTY IS GIVEN WITH RESPECT TO THE LICENSED IP, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED IP, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN THIS ARTICLE 8 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Denali. Denali shall defend, indemnify and hold harmless Genentech and their respective officers, directors, shareholders, employees and agents from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or in any way attributable to (i) the inaccuracy or breach of any representation, warranty, or covenant made by Denali under this Agreement, (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products by or on behalf of Denali, (iii) the negligence or willful misconduct of Denali or its respective officers, directors, employees or agents, or (iv) Denali’s failure to comply with Applicable Law with respect to the manufacture, use, labeling, importation or marketing of Licensed Products; in each case except to the extent that such Losses are attributable to (a) Genentech’s breach of any representation, warranty, or covenant made by Genentech under this Agreement, (b) Genentech’s breach of its obligations under this Agreement, and/or (c) the negligence or willful misconduct of Genentech, its Affiliates or their respective officers, directors, employees, or agents.

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9.2 Indemnification by Genentech. Genentech shall defend, indemnify and hold harmless Denali and its respective officers, directors, employees and agents from and against any and all Losses arising out of or in any way attributable to (i) the inaccuracy or breach of any representation, warranty, or covenant made by Genentech under this Agreement, or (ii) the negligence or willful misconduct of Genentech, its Affiliates, or their respective officers, directors, employees, or agents; in each case except to the extent that such Losses are attributable to (a) Denali’s breach of any representation, warranty, or covenant made by Denali under this Agreement, (b) Denali’s breach of its obligations under this Agreement, and/or (c) the negligence or willful misconduct of Denali or its respective officers, directors, employees or agents.

9.3 Procedure. The indemnities set forth in this Article 9 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense (provided, however, that failure to provide such notice shall not relieve an indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure) and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not (a) settle the liability, claim, suit, action or expense, or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld) in the event such settlement adversely impacts the indemnified Party’s rights or obligations, or (b) admit fault of the other Party.

9.4 Insurance.

9.4.1. Coverage. Denali shall maintain, at its own cost, the following insurance coverages:

(a) Within no later than thirty (30) days after the Effective Date, Denali shall have and maintain Commercial General Liability insurance, including contractual liability, in the minimum amount of [***] per occurrence, and [***] for bodily injury and property damage liability.

(b) Denali shall maintain statutory Workers’ Compensation limits and Employers Liability limits shall be at a minimum amount of [***].

(c) Denali shall have and maintain Clinical Trial Liability insurance covering the development, manufacture and use of a Licensed Product in the minimum amount of [***] for any period during which Denali is conducting a Clinical Trial. Prior to commercial sale of a Licensed Product, Denali shall have and maintain Product Liability insurance covering the development, manufacture, use and sale of Licensed Product in the minimum amount of [***].

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(d) Denali shall have and maintain Auto Liability insurance with limits not less than [***] each accident; and the policy definition of automobile shall include owned autos, hired or non-owned autos.

(e) All policy limits set forth in this Section 9.4.1 may be met with a combination of primary, umbrella or excess insurance, and may include a policy that combines Product Liability insurance with Clinical Trial Liability insurance.

(f) Denali or a Sublicensee may self-insure in lieu of meeting the insurance requirements of this Section 9.4, provided that Denali or such Sublicensee must have a market capitalization of no less than [***].

9.4.2. Additional Requirements.

(a) All such insurance coverage shall be primary insurance with respect to Denali’s own participation under this Agreement, and shall be maintained with an insurance company or companies having an A.M. Best’s rating of A-VII or better.

(b) Denali shall name Genentech as an additional insured by endorsement under its Commercial General Liability and Products Liability insurance policies.

(c) Denali’s insurance policies stated in Section 9.4.1 shall be primary and non-contributory.

(d) Denali shall be required to maintain the coverages set forth in Section 9.4.1 until the discontinuation of the development and commercialization of all Licensed Products, except in case of claims-made policies as described in the following sentence. The insurance policies shall be under an occurrence form, but if only a claims-made form is reasonably available to Denali, then in such a case, Denali shall maintain the insurance coverage for at least [***] following discontinuation of the development and commercialization of all Licensed Products or completing performance of its obligations under this Agreement.

(e) Upon thirty (30) days of signing this Agreement, Denali shall provide to Genentech its certificates of insurance evidencing the insurance coverage set forth in this Section 9.4. Denali shall provide to Genentech written notice of any cancellation, non-renewal or material change in accordance with policy provisions. Denali shall, upon receipt of a reasonable written request from Genentech, provide renewal certificates to Genentech for as long as Denali is required to maintain insurance coverage hereunder.

9.5 LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY.

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ARTICLE 10

CONFIDENTIALITY

10.1 Confidential Information. During the Term of this Agreement and either (a) for [***] after the Term, or (b) for [***] after a termination of this Agreement under Section 6.3.2, 7.2.1 or Section 7.2.2, in either case, such termination occurring [***] after the Effective Date: (i) Genentech shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose Denali Confidential Information to any Third Party; (ii) Denali shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose Genentech Confidential Information to any Third Party; and (iii) each Party shall (A) treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care, and (B) take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted. Notwithstanding the foregoing, if termination occurs prior to the payment of the first milestone under Section 4.3, then after such termination Denali cannot reveal or disclose Genentech Confidential Information to any Third Party, subject to Section 10.2.

10.2 Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information (including any Denali Confidential Information or Genentech Confidential Information) as follows:

(a) if required by applicable law, rule, regulation, government requirement and/or court order, provided, that the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

(b) to the extent such use and disclosure is necessary for the filing or publication of any patent application or patent on inventions and written permission from the other Party is obtained, such permission not to be unreasonably withheld;

(c) as necessary or desirable for securing any Marketing Approvals, including pricing approvals, for any Licensed Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

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(d) to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

(e) to the extent necessary, to its directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality similar to those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and

(f) in the case of Denali as discloser, to its actual and prospective investors, collaborators, Sublicensees and acquirers under written agreements of confidentiality similar to those set forth in this Agreement.

10.3 Disclosures and Public Announcements. Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the existence of, or any of the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of such Party, except as expressly permitted by Section 10.2 or this Section 10.3.

10.3.1. After the Effective Date, Denali may publicly disclose the existence of this Agreement (including through a press release). The content of such disclosure shall be subject to Genentech’s approval.

10.3.2. A Party may not withhold consent to releases that either Party may determine, based on advice of counsel, are reasonably necessary to comply with applicable law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)) or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

10.3.3. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall seek confidential treatment for the terms proposed to be redacted; provided that each Party shall retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Other than such obligation, neither Party shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.

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10.4 Termination. Upon termination, but not expiration, of this Agreement and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or as required by any law or regulation, and the foregoing shall not require a party to purge any documents stored electronically as a result of its standard back-up procedures.

10.5 Termination of Prior Agreements. As of the Effective Date, this Agreement supersedes the Non-Disclosure Agreement between Genentech and Denali effective as of January 20, 2016. All “Information” (as defined in such confidentiality agreement) exchanged between the Parties thereunder that relates to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of Article 10.

10.6 Publication.

10.6.1. Denali shall have the right to publish information (including presentations) relating to Denali’s use of Licensed Products. To the extent such publication includes the work of a Genentech employee, Genentech shall have the right to have such employee named as a co-author or otherwise include an appropriate acknowledgment.

10.6.2. During the period between the Effective Date and the time of payment of a milestone under Section 4.3.2(b), prior to submission of a proposed publication to a Third Party, the publishing Party shall first submit the proposed publication to the other Party and permit the other Party the opportunity to review the proposed publication for [***] to identify any patentable subject matter belonging to the other Party, remove any Confidential Information from the proposed publication and comment on the proposed publication. If the other Party notifies the publishing Party that the publication includes its patentable subject matter within such [***] period, the publishing Party shall delay publication an additional [***] to permit the other Party the opportunity to make appropriate patent filings. After payment of a milestone under Section 4.3.2, Denali shall have an unrestricted right to publish Confidential Information that is specifically related to a Licensed Product.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Internal Resolution. Except as otherwise expressly provided in this Agreement (including under Section 11.3), any Disputes shall be first referred to a Senior Vice President of Genentech and the Chief Executive Officer of Denali (or their respective designees) for resolution, prior to proceeding under the other provisions of this Article 11. A Dispute shall be

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referred to such executives upon one Party providing the other Party with written notice that such Dispute exists, and such executives, or their designees, shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within thirty (30) days of such other Party’s receipt of such written notice, subject to Section 11.3, either Party may initiate the Dispute resolution procedures set forth in Section 11.2. The Parties agree that any discussions between such executives, or their designees, regarding such Dispute do not constitute settlement discussions, unless the Parties agree otherwise in writing.

11.2 Arbitration.

11.2.1. Rules. Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 3.1 shall be resolved through binding arbitration conducted by the American Arbitration Association in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association (for purposes of this Article 11, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 12.4.

11.2.2. Arbitrators; Location. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (including judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in San Francisco, California. The arbitrators shall not have authority to award damages or grant relief inconsistent with the provisions of this Agreement, including Section 9.5.

11.2.3. Procedures; Awards.

(a)	Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall be instructed and required to render a written, binding, non appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

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(b)	If the subject matter of the arbitration is with respect to a dispute under Section 7.3.2, the Parties explicitly agree that the arbitrator shall award [***].

(c)	If the subject matter of the arbitration is with respect to the ownership or inventorship of a Denali Patent or any Patent filed by Denali Covering a Company Compound, [***]. If the arbitrators find that such Denali Patent or Patent filed by Denali Covering a Company Compound is properly owned by or co-owned with Genentech, [***].

11.2.4. Costs. The “prevailing” Party, as determined by the arbitrators, shall be entitled to (i) its share of fees and expenses of the arbitrators and (ii) its attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (i) share equally the fees and expenses of the arbitrators and (ii) bear their own attorneys’ fees and associated costs and expenses.

11.2.5. Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 11.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 11, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Section 11.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

11.2.6. Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

11.3 Subject Matter Exclusions. Notwithstanding the provisions of Section 11.2, any Dispute not resolved internally by the Parties pursuant to Section 11.1 that involves the validity or infringement of a Patent within the Licensed Patent Right (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

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*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

ARTICLE 12

MISCELLANEOUS

12.1 Assignment and Delegation. Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of that Party’s business or assets related to this Agreement whether by sale, merger, operation of law or otherwise and either Party may assign to an Affiliate. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 12.1 shall be null and void.

12.2 Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

12.3 Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon, laid down in writing and signed effectively by the Parties.

12.4 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

12.5 Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

12.6 Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

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12.7 Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to Genentech: Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attention: Corporate Secretary Telephone: (650) 225-1000 Facsimile: (650) 467-9146	with a copy to: Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attention: Vice President, Genentech Partnering Telephone: (650) 225-1000 Facsimile: (650) 225-3009

Notices to Denali: Denali Therapeutics Inc. 201 Gateway Blvd. South San Francisco, CA 94080 Attention: Alex Schuth Telephone: (650) 866-8555 Email: schuth@dnli.com	with a copy to: Fenwick & West 555 California Street San Francisco, CA 94104 Attention: Jake Handy Telephone: (415) 875-2449 Email: jhandy@fenwick.com

12.8 Use of Names. Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name of “Denali” “Genentech,” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

12.9 Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

12.10 Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

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12.11 Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.12 Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

Denali Therapeutics Inc.		Genentech, Inc.

By:	/s/ Ryan Watts	By:	/s/ Robert Wong
Name:	Ryan Watts	Name:	Robert Wong
Title:	CEO	Title:	Director

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EXHIBIT A

GENENTECH COMPOUNDS

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EXHIBIT B

LICENSED PATENT RIGHTS

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EXHIBIT C

TECHNOLOGY TRANSFER PLAN

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EXHIBIT D

DEFINITION OF PARKINSON’S DISEASE

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EXHIBIT E

LRRK2 BINDING ASSAY

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EXHIBIT F

AGREEMENTS RELATED TO THE MATERIALS AND REPORTS IN EXHIBIT C

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*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.